Pillsbury Winthrop Shaw Pittman LLP
2300 N Street, NW | Washington, DC 20037-1122 | tel 202.663.8000 | fax 202.663.8007

November 5, 2008

China Advanced Construction Materials Group, Inc.
Yingu Plaza, 9 Beisihuanxi Road, Suite 1708
Haidian District, Beijing 100080 PRC

Re:	Registration Statement on Form S-1 (the “Registration Statement”) of China Advanced Construction Materials Group, Inc.

Ladies and Gentlemen:

We have acted as counsel to China Advanced Construction Materials Group, Inc., a Delaware corporation (the “Corporation”) in connection with the preparation and filing with the United States Securities and Exchange Commission of the Registration Statement pursuant to the Securities Act of 1933, as amended (the “Securities Act”), relating to the sale by the selling shareholders named therein of 1,750,000 shares underlying the Corporation’s Series A Convertible Preferred Stock, par value $0.001 per share (the “Securities”).

We are furnishing this opinion to you in accordance with Item 601(b)(5) of Regulation S-K promulgated under the Securities Act for filing as Exhibit 5 to the Registration Statement.

We are familiar with the Registration Statement, and we have examined the Corporation’s Articles of Incorporation, as amended to date, the Corporation’s Bylaws, as amended to date, copies of the stock purchase and subscription agreements and other documents pursuant to which the selling shareholders acquired the Securities, certificates evidencing the Securities, and minutes and resolutions of the Corporation’s Board of Directors. We have also examined such other documents, certificates, instruments and corporate records, and such statutes, decisions and questions of law, as we have deemed necessary or appropriate for the purpose of this opinion. In our examination we have assumed the conformity to original documents of documents submitted to us as copies, the genuineness of all signatures and that the documents submitted to us are within the capacity and powers of, and have been validly authorized, executed and delivered by, each party thereto, other than the Corporation.

Based upon the foregoing, we are of the opinion that the Securities to be sold by the selling shareholders named in the Registration Statement are validly issued, fully paid and non-assessable.

November 5, 2008

Our opinion expressed herein is limited to the laws of the General Corporation Law of the State of Delaware and the federal laws of the United States of America. This opinion is limited to the law in effect and the facts in existence as of the date of this letter. No opinion is offered or implied as to any matter, and no inference may be drawn, beyond the strict scope of the specific issues expressly addressed by the opinion expressed herein.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the use of our name, as counsel, therein. In giving the foregoing consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission thereunder.

Sincerely yours,

/s/ Pillsbury Winthrop Shaw Pittman LLP

PILLSBURY WINTHROP SHAW PITTMAN LLP